                                                                     EXHIBIT 2.2


                         LLC INTEREST PURCHASE AGREEMENT

                                      DATED

                               AS OF JULY 11, 1997

                                  BY AND AMONG

                     CHRISTOPHER C. MOORE, MELODY J. MOORE,
                              AND NORMAN A. MOEDER
                                 (AS "SELLERS")

                                       AND

                            DATA DOCUMENTS, INC. AND
                               MOORE LABELS, INC.
                                  (AS "BUYER")

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE 1 - TERMS OF PURCHASE AND SALE.......................................................2
        1.1    Sale of the Interests.........................................................2
        1.2    Closing.......................................................................2
        1.3    Purchase Price; Delivery......................................................3

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE PARTIES....................................3
        2.1    Representations and Warranties of the Sellers.................................3
               (a)    Capitalization;  Title to Interests....................................3
               (b)    Subsidiaries...........................................................4
               (c)    Organization of the Company; Authorization.............................4
               (d)    No Conflict............................................................4
               (e)    Financial Statements...................................................4
               (f)    Long Term Debt; Absence of Undisclosed Liabilities.....................5
               (g)    Consents and Approvals or Governmental Authorities.....................5
               (h)    Real Property..........................................................5
               (i)    Personal Property......................................................6
               (j)    Contracts..............................................................6
               (k)    Litigation.............................................................7
               (l)    Compliance with Laws...................................................7
               (m)    No Brokers and Finders.................................................9
               (n)    Absence of Change.....................................................10
               (o)    Labor Matters; Benefit Plans..........................................10
               (p)    Insurance.............................................................10
               (q)    Banking Relationships.................................................11
               (r)    Absence of Certain Commercial Practices...............................11
               (s)    Related Parties.......................................................11
               (t)    No Misrepresentations.................................................11
               (u)    Taxes.................................................................11
        2.2 Representations and Warranties of Buyer.........................................13
               (a)    Organization of Buyer; Authorization..................................13
               (b)    No Conflict...........................................................13
               (c)    Litigation............................................................14
               (d)    No Brokers or Finders.................................................14
               (e)    Consents and Approvals................................................14
               (f)    No Misrepresentations.................................................14

ARTICLE 3 - COVENANTS AND OTHER  AGREEMENTS OF THE PARTIES..................................14
        3.1    Conduct of Business..........................................................14
        3.2    Diligence in Pursuit of Conditions Precedent.................................15
        3.3    Access to Information........................................................15
        3.4    No Solicitation..............................................................15
        3.5    Non-Competition Agreement....................................................16
        3.6    Further Assurances...........................................................16
        3.7    Tax Elections................................................................16
        3.8    Waiver of Right of First Refusal.............................................16

ARTICLE 4 - CONDITIONS TO CLOSING...........................................................16
        4.l    General Conditions ..........................................................16
        4.2    Conditions to the Sellers' Obligations.......................................16
               (a)    Buyer's Performance...................................................16
               (b)    Representations and Warranties True...................................16
               (c)    Payments..............................................................17
               (d)    Opinion of Counsel of DDI.............................................17
        4.3 Conditions to Buyer's Obligations...............................................17
               (a)    The Sellers' Performance..............................................17
               (b)    Representations and Warranties True...................................17
               (c)    Absence of Material Adverse Changes...................................17
               (d)    Approvals and Consents................................................17
               (e)    Opinion of Counsel of the Sellers.....................................17
               (f)    Due Diligence.........................................................18
               (g)    Non-Competition Agreement.............................................18
               (h)    Assignments...........................................................18
               (i)    Consummation of the Stock Purchase Agreement..........................18

ARTICLE 5 - TERMINATION.....................................................................18
        5.1    Termination..................................................................18
        5.2    Effect of Termination........................................................18

ARTICLE 6 - INDEMNIFICATION AND CLAIMS......................................................18
        6.1    Survival of Representations and Warranties...................................18
        6.2    Indemnification by the Sellers...............................................19
        6.3    Indemnification by Buyer.....................................................20
        6.4    Environmental Matters........................................................20
        6.5    Limitation on Indemnification................................................21
        6.6    Third Party Claims...........................................................22

ARTICLE 7 - TAXES...........................................................................23
        7.1    Tax Indemnity................................................................23
        7.2    Purchase Price Adjustment....................................................24
        7.3    Survival.....................................................................24

ARTICLE 8 - GENERAL PROVISIONS..............................................................24
        8.1    Notices......................................................................24
        8.2    Entire Agreement; Incorporation; Subsequent Modifications....................25
        8.3    Assignment; Binding Effect; Third Party Beneficiaries........................26
        8.4    Expenses of Sale.............................................................26
        8.5    Knowledge....................................................................26
        8.6    Counterparts.................................................................26
        8.7    Interpretation and Governing Law.............................................26
        8.8    Severability.................................................................26
        8.9    Reference to Days............................................................27
        8.10   Press Release................................................................27
        8.11   Dispute Resolution...........................................................27

                                    EXHIBITS

Form of Non-Competition Agreement.......................................Exhibit A
Form of Certificate of the Sellers......................................Exhibit B
Form of Opinion of Counsel to Sellers...................................Exhibit C
Form of Certificate of the Buyer........................................Exhibit D
Financial Statements....................................................Exhibit E

                                LIST OF SCHEDULES

     Schedule 2.1(e)             Financial Statements

     Schedule 2.1(g)             Consents and Approvals

     Schedule 2.1(h)             Real Property

     Schedule 2.1(j)(i)          Contracts

     Schedule 2.1(l)(ii)         Environmental Matters

     Schedule 2.1(l)(iii)(A)     Company Facilities

     Schedule 2.1(l)(iii)(B)     Off-Site Locations and Environmental Contractors

     Schedule 2.1(l)(iv)         Environmental Reports

     Schedule 2.1(o)             Managers

     Schedule 2.1(p)             Insurance

     Schedule 2.1(q)             Banking Relationships

     Schedule 2.1(s)             Related Parties

     Schedule 2.1(u)             Taxes

                         LLC INTEREST PURCHASE AGREEMENT

        This LLC Interest Purchase Agreement (the "Agreement") is entered into as of this 11th day of July, 1997, by and among Christopher C. Moore, an individual ("Chris Moore"), Melody J. Moore, an individual ("Melody Moore"), Norman A. Moeder, an individual ("Norman Moeder" and, collectively, with Chris Moore and Melody Moore, the "Sellers") and Moore Labels, Inc., a Kansas corporation ("Moore Labels") and Data Documents, Inc., a Nebraska corporation ("DDI" and, collectively, with Moore Labels, "Buyer") (sometimes individually, a "Party" and collectively, the "Parties").

                                    RECITALS

        WHEREAS, Labelit Land Company, LLC, a Kansas limited liability company (the "Company"), among other things, currently leases certain improved real estate (the "Land") located in Sedgwick County, Kansas (the "County"), from the County for the life of an Industrial Revenue Bond (the "IRB") issued by the County and, in turn, subleases the Land to Moore Labels (the "Business");

        WHEREAS, other than the Business, the Company has no operations or assets;

        WHEREAS, the Sellers own all of the issued and outstanding interests of the Company (the "Interests");

        WHEREAS, Moore Labels, among other things, currently owns and operates a prime label business and manufacturing facility located in Wichita, Kansas;

        WHEREAS, Chris Moore, Melody Moore and the Chris and Melody Moore Charitable Remainder Unitrust (the "Trust" and, collectively, with Chris Moore and Melody Moore, the "Stockholders") own all of the issued and outstanding shares of capital stock of Moore Labels (the "Shares");

        WHEREAS, concurrent with this Agreement, the Stockholders, Moore Labels, and DDI, have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), whereunder, immediately prior to the Closing (as defined in Section 1.2) of the transactions contemplated in this Agreement, DDI and Moore Labels will purchase or redeem, respectively, all of the Shares from the Stockholders; and

        WHEREAS, the Sellers desire to sell to DDI and Moore Labels, collectively, all of the Interests and DDI desires to purchase from the Sellers one percent (1%) of the Interests and Moore Labels desires to purchase from the Sellers ninety-nine percent (99%) of the Interests, all upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                     ARTICLE 1 - TERMS OF PURCHASE AND SALE

        1.1 SALE OF THE INTERESTS. At the Closing (as defined in Section 1.2), upon the terms and subject to the condition set forth herein, the Sellers shall sell to DDI and Moore Labels, collectively, all of the Interests, and DDI shall purchase from the Sellers one percent (1%) of the Interests and Moore Labels shall purchase from the Sellers ninety-nine percent (99%) of the Interests.

        1.2 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90067, on July 31, 1997 or such other date as may be mutually agreed upon by the Parties (such date on which the Closing actually occurs to be referred to hereinafter as the "Closing Date"). At the Closing,

               (a) the Sellers will deliver to Buyer:

                      (i) duly executed assignments of the Interests to Buyer (the "Assignments");

                      (ii) a long-form certificate of good standing for the Company issued by the Secretary of State of the State of Kansas, certifying that the Company is in good standing upon the records of its offices, including tax good standing, and certificate(s) to transact business as a foreign company in each state in which the Company is so qualified, each as of a date no more than five business days prior to the Closing Date;

                      (iii) copies of the Articles of Organization, certified by the Secretary of State of the State of Kansas, and the operating agreement of the Company, certified by a manager of the Company, in each case as amended to date;

                      (iv) a Non-Competition Agreement with each of the Sellers, substantially in the form of EXHIBIT A attached hereto;

                      (v) the certificate, substantially in the form of EXHIBIT B, attached hereto, referred to in Section 4.3(b);

                      (vi) the opinion of counsel to the Sellers, substantially in the form of EXHIBIT C, attached hereto, referred to in Section 4.3(e);

                      (vii) resignations, or removals by the Sellers, of the managers, if any, of the Company;

                      (viii) the official company books of the Company, certified by a manager of the Company;

                      (ix) originals of the Leases (as defined in Section 2.1(h)) relating to the Land or any other owned or leased Real Property (as defined in Section 2.1(h)) (or, if the Company does not have an original, a copy certified by the Sellers to be a true and complete copy of any such Lease), specified material contracts, and such other documents as may be reasonably requested by Buyer;

                      (x) any consents, approvals or other authorizations necessary to effect the transactions contemplated hereby; and

                      (xi) such other documents and instruments as Buyer or its counsel reasonably deems necessary to effectuate the transactions contemplated by this Agreement.

               (b) Buyer will deliver to the Sellers:

                      (i) the Purchase Price referred to in Section 1.3;

                      (ii) the certificate, substantially in the form of EXHIBIT D, attached hereto, referred to in Section 4.2(b);

                      (iii) the opinion of counsel to DDI referred to in Section 4.2(d); and

                      (vi) such other documents and instruments as the Sellers or their counsel reasonably deem necessary to effectuate the transactions contemplated by this Agreement.

               (c) On the business day immediately preceding the Closing Date, the Parties shall conduct a pre-closing at the offices of Gibson, Dunn & Crutcher, LLP commencing at 9:00 a.m., at which each Party shall present for review by the other Party copies, in execution form, of all documents required to be delivered by any Party at the Closing.

        1.3 PURCHASE PRICE; DELIVERY. Except as otherwise provided in this Agreement, the aggregate purchase price to be paid by Buyer to the Sellers for the Interests (the "Purchase Price") shall equal to the sum of (i) $200,000 and
(ii) the aggregate amount of any prepayments of principal which is to be paid in 1997 in respect of the IRB up to and including the Closing Date. The Purchase Price shall be paid by wire transfer of immediately available funds on the Closing Date 79% to Chris and Melody Moore and 21% to Norman Moeder.

                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
                                 OF THE PARTIES

        2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement, as set forth below:

               (a) CAPITALIZATION; TITLE TO INTERESTS. All of the issued and outstanding Interests are owned of record and beneficially by the Sellers. All of the Interests have been duly authorized and are validly issued, fully paid and non-assessable. There are no securities outstanding convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, rights, calls, agreements, demands or other arrangements or commitments of any character obligating the Company to issue or dispose of any of its equity securities or any ownership interests therein or otherwise relating to the Interests in the Company. The sale and delivery of the Interests to Buyer pursuant to Article 1 hereof will vest in Buyer legal and valid title to the Interests, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitations, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrances of any kind or nature whatsoever (collectively, "Encumbrances"), other than Encumbrances created by Buyer.

               (b) SUBSIDIARIES. The Company does not hold a direct, indirect or beneficial interest in any entity (corporation, partnership, joint venture, association or other business enterprise).

               (c) ORGANIZATION OF THE COMPANY; AUTHORIZATION. The Company is duly organized, validly existing and in good standing under the laws of the State of Kansas and is qualified to transact business as a foreign company in all states in which its operations, properties or assets require such qualification. Each of the Sellers has full individual power and authority (i) to execute and deliver this Agreement and (ii) to perform his or her obligations hereunder. The Company has full power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Sellers and this Agreement constitutes a valid and binding obligation of the Sellers enforceable against each of the Sellers in accordance with its terms. Other than the Business, the Company conducts no other operations.

               (d) NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Sellers will (i) violate any provision of the charter or operating agreement of the Company; (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any Contract (as defined in Section 2.1(j)); or (iii) violate any material statute, law, rule or regulation including, without limitation, any Environmental Law (as defined in Section 2.1(l)) or any judgment, decree or order of any court or other governmental authority binding upon the Company or the Sellers.

               (e) FINANCIAL STATEMENTS. The Sellers have delivered to Buyer an unaudited balance sheets of the Company as of June 30, 1997 (the "Interim Balance Sheet") and the related unaudited income statement for the period then ended (collectively, the "Financial Statements," copies of which are attached hereto as EXHIBIT E). Except as listed on Schedule 2.1(e) hereto, the Financial Statements, together with the notes thereto, (i) were prepared in accordance with the books and records of the Company; (ii) fairly present the financial position at, and the results of operations for the periods covered thereby;
(iii) were prepared on the income tax basis of accounting consistent with the prior practices of the Company; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by said

Financial Statements; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities, including liabilities for all taxes, whether federal, state, local or foreign, with respect to the periods then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of products or other goods or services by the Company, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

               (f) LONG TERM DEBT; ABSENCE OF UNDISCLOSED LIABILITIES.

                      (i) The only long term debt of the Company consists solely of the outstanding principal balance owed under the IRB to Sedgwick County, Kansas with an original principal balance of $2,075,000 and a current principal amount of approximately $1,900,000, as adjusted to reflect any accrued but unpaid principal thereon during the period from December 1, 1996 through the Closing Date.

                      (ii) Except for liabilities incurred in the ordinary course of business and consistent with past practices, from the date of the Interim Balance Sheet to the date of this Agreement, the Company has not incurred any liability or obligation (whether accrued, absolute, contingent or otherwise), and whether due or to become due (including, without limitation, any liability for Taxes (as defined in Section 2.1(u)) and interest, penalties and other charges payable with respect to any such liability or obligation) of a nature required by the Company's past accounting practices to be reflected on a company balance sheet or disclosed in the notes thereto. To the knowledge of the Sellers, there are no currently existing conditions with respect to the Company which might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, net worth, results of operations, earnings, properties or prospects, whether or not arising in the ordinary course of business, of the Company or the Business.

               (g) CONSENTS AND APPROVALS OR GOVERNMENTAL AUTHORITIES. Except as set forth on Schedule 2.1(g) hereto, no consent, approval or authorization of, or declaration, filing or registration by the Sellers or the Company with any governmental authority is required in connection with the execution, delivery and performance by the Sellers of this Agreement or the consummation of the transactions contemplated hereby, other than state or local laws and regulations with which the Company and/or the Sellers will have complied on or before the Closing Date.

               (h) REAL PROPERTY. Schedule 2.1(h) hereto sets forth the street address of each parcel of real property, owned, leased, operated or otherwise currently used by the Company (the "Real Property"), the name of the owner of such Real Property, and lists each lease ("Lease") of Real Property under which the Company is a lessee, sub-lessee, lessor or sub-lessor. Except as otherwise set forth on such Schedule 2.1(h): (i) the Sellers have delivered to Buyer complete and correct copies of all of the Leases and title reports relating to the Real Property; (ii) the Company has good and marketable title to all of the owned Real Property and, on the Closing Date, Buyer will obtain good and marketable title to such owned Real Property, free and clear of all Encumbrances, except for Encumbrances created by or arising through Buyer (including any existing Encumbrances expressly assumed by Buyer); (iii) each Lease is in full force and effect; (iv) the Company is not in default with respect to any material term or condition of any Lease, and no event has occurred which, either of itself or with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company; (v) the buildings, fixtures and other improvements located on the Real Property are in good operating condition and repair, normal wear and tear excepted; and (vi) the Company holds valid and effective permits and licenses required by all applicable laws relating to its operation and use of the Real Property in connection with the Business or otherwise.

               (i) PERSONAL PROPERTY. The Company has good and marketable title to all of the personal property used in the Business or otherwise material to the financial condition of the Company and, on the Closing Date, Buyer will obtain good and marketable title to such property, free and clear of any and all Encumbrances, except for (i) Encumbrances created by or arising through Buyer (including, without limitation, by reason of any capitalized leases assumed by Buyer). All of the assets and properties (whether owned or leased) of the Company have been well-maintained and are in good operating condition, free from defects other than such minor defects as do not materially interfere with the continued use thereof in normal operations. The Interim Balance Sheet reflect all tangible assets and properties, real or personal, used by the Company in the conduct of the Business or otherwise.

               (j) CONTRACTS.

                      (i) Schedule 2.1(j)(i) hereto contains a true, correct and complete list of each contract, license, lease, purchase and sale order (other than purchase and sales orders entered into in the ordinary course of business) and other agreement, whether written or oral (including any and all amendments thereto), to which the Company is a party (collectively, the "Contracts") under which the value of services to be performed or goods to be provided by the Company or the cost of services to be performed or goods to be provided to the Company is expected to exceed $10,000.

                      (ii) Each Contract is in full force and effect, valid and binding and enforceable against the Company and, to the Sellers' knowledge, each other party thereto, in accordance with its terms. Neither the Company nor, to the Sellers' knowledge, any other party to any of the Contracts, is in breach or default with respect to any term or condition thereof, and neither the Sellers nor the Company have received any notice that any event has occurred that, with the passage of time or the giving of notice, or both, would constitute such a breach or default thereunder.

                      (iii) The Company is not a party to any contract which, under the circumstances which exist as of the Closing Date, could have a material adverse effect on the Business or the Company if the obligations of such parties thereunder are substantially performed and no Contract obligates the Company to purchase good or services in excess of reasonably anticipated needs after the Closing Date or on terms which are materially less favorable than those obtainable from other suppliers of similar goods or services.

                      (iv) There are no executory Contract under which the Company is obligated to provide indemnification or to pay consequential or incidental damages in excess of amounts which would be covered by insurance.

                      (v) There are no outstanding bids or proposals for a contract under which the value of services to be performed or goods to be provided by the Company or the cost of services to be performed or goods to be provided to the Company is expected to exceed $10,000.

               (k) LITIGATION. There is no action, suit, arbitration, litigation, investigation, audit or other proceeding (collectively, a "Proceeding") by or before any court, governmental authority or other tribunal pending or, to the knowledge of the Sellers, threatened, against the Company, and no Proceeding pending or threatened against any third party which was or will be initiated by the Company. The Company is not subject to any judgment, order or decree.

               (l) COMPLIANCE WITH LAWS.

                      (i) The Company is in compliance with all federal, state and local laws, ordinances, rules and regulations applicable to the Business (including, without limitation, Environmental Laws (as defined in Section 2.1(l)(v)(C)), building codes and zoning ordinances and similar laws, and those relating to equal opportunity employment practices) currently in effect. Neither the Sellers nor the Company have received any notification of any asserted present or past failure by the Company to comply with any law, ordinance, rule or regulation which has not been completely complied with or corrected prior to the date hereof without any material adverse effect, past or present, on the Company or the Business. The Company has at all times possessed, has been, and is in compliance in all material respects with, all governmental permits, licenses and authorizations (including all Environmental Permits (as defined in Section 2.1(l)(v)(E)) necessary for the conduct of the Business on and prior to the Closing Date. The present conduct of the Business is not dependent upon any so-called "non-conforming use" exception or any other exception that would terminate or otherwise be impaired by the transactions contemplated hereby.

                      (ii) Neither the Sellers nor the Company have received any notification of any proposed special assessment or any proposed material change in property tax, land use or zoning laws affecting the Business or the Real Property. The Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in (A) the Environmental Laws; (B) any regulation, code, plan, order, decree, judgment, notice or demand issued, entered, promulgated or approved thereunder; or (C) to the best of the Sellers' knowledge, any proposed law, rule or regulation which is not in effect as of the date hereof but would have applicability to the Business or the Company upon its effectiveness. Except as set forth on Schedule 2.1(l)(ii) hereto, no Hazardous Material (as defined in Section 2.1(l)(v)(F)) has been generated, used, treated, stored, released, disposed of, or discharged into the environment, on or from any Company Facility (as defined in Section 2.1(m)(iii), nor have the Sellers been notified that any Hazardous Material has been released on or from any locations at which the Company arranged, by contract, agreement or otherwise for use, disposal, storage, treatment, transport for disposal or treatment, of any Hazardous Material. Except as set forth on Schedule 2.1(l)(ii) hereto, there is no (X) Environmental Condition (as defined in Section 2.1(l)(v)(B)); (Y) asbestos-containing material installed at any Company Facility or (Z) polychlorinated biphenyls (PCBs) deposited or contained in any existing equipment or otherwise located at any Company Facility. The Company is not and, to the best of the Sellers' knowledge, will not be subject to any liability to any third party for any Personal Injury (as defined in Section 2.1(l)(v)(G)) of any person (1) in any way arising out of any exposure prior to the Closing Date to any Hazardous Material present at or generated by any Company Facility or elsewhere on or prior to the Closing Date; or (2) in any way arising out of any exposure after the Closing Date to any Hazardous Material that was present at or generated by any Company Facility or elsewhere at or prior to the Closing Date.

                      (iii) Schedule 2.1(l)(iii)(A) hereto sets forth a full and complete list of any real property or any other facility currently or in the past owned, operated or leased by the Company (collectively, a "Company Facility"). The Company, or any agent of the Company has not generated, used or stored any Hazardous Material at any off-site location. Schedule 2.1(l)(iii)(B) hereto sets forth a full and complete list of each third party to which or with which the Company, or any agent of the Company, has arranged, by contract, agreement or otherwise for the disposal, storage, treatment, transport for disposal, storage or treatment of any Hazardous Material, and each off-site location such Hazardous Material was disposed, stored, treated, subsequent to October 17, 1994, and, to the Sellers' best knowledge, prior to October 17, 1994.

                      (iv) True, correct and complete copies of all environmental reports relating to each Company Facility, whether currently or previously owned, leased, used or operated by the Company, are attached hereto as Schedule 2.1(l)(iv).

                      (v) As used in this Agreement, the following terms shall have the following meanings:

                             (A) "CERCLA" means the Comprehensive Environmental
               Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

                             (B) "Environmental Condition" means (1) any
               condition arising out of any release or threatened release of Hazardous Materials from or on any Company Facility, (2) any condition at any location arising out of any release or threatened release of Hazardous Materials which the Company generated, (3) any violation by the Company of any Environmental Permit or of any Environmental Law or (4) any condition at any Company Facility requiring investigation or remediation under any Environmental Law.

                             (C) "Environmental Laws" means, in each case as in
               effect on the applicable date prior to the Closing Date, 42 U.S.C. Section 9607 and 9613(f) of CERCLA (42 U.S.C. Section 9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C.
               Section 1801 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C.
               Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and any other federal, state, local or foreign law relating to Environmental Matters, the rules and regulations promulgated under any thereof, and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters.

                             (D) "Environmental Matters" means any matter
               arising out of or relating to the production, storage, handling, use, emission, disposal, discharge, transportation, or release of any contaminant, waste, or hazardous or toxic material, or other substance or material regulated by law, or otherwise arising out of or relating to safety, health, sanitation or the environment, and shall include, without limitation, the costs of investigating and remediating the same, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages, declaratory relief or injunctive relief for alleged Personal Injury, property damage or damage to natural resources under common law or other Environmental Law.

                             (E) "Environmental Permit" means each permit,
               license, order, variance, registration or other authorization of any Federal, state or local governmental agency issued, approved or required to be obtained under any Environmental Law.

                             (F) "Hazardous Material" means (1) any pollutant,
               contaminant, petroleum, crude oil or any fraction thereof or hazardous waste or hazardous substance, within the meaning of such terms under CERCLA or any other Environmental Law and (2) any other hazardous or toxic substance or material, or any material requiring investigation or remediation, or which are regulated, within the meaning of any Environmental Law applicable to the Company or the Business.

                             (G) "Personal Injury" means any illness,
               disability, injury or death.

               (m) NO BROKERS AND FINDERS. Neither the Sellers, the Company nor any of their respective affiliates, managers, members or agents has incurred any liability for any brokerage or finders' fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

               (n) ABSENCE OF CHANGE. Since the date of the Interim Balance Sheet, there has not been any:

                      (i) transaction by the Company not in the ordinary course of its business;

                      (ii) material adverse change in the operations, condition (financial or otherwise), prospects, assets or liabilities (whether absolute, accrued or contingent or otherwise) of the Business or the Company;

                      (iii) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business or the Company;

                      (iv) sale or transfer of any asset of the Company, except sales in the ordinary course of its business;

                      (v) mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of any asset of the Company, except for (A) liens for Taxes (as defined in Section 2.1(u)) not due; (B) purchase money security interests; and (C) mechanics' liens being disputed by the Company in good faith and by appropriate proceedings;

                      (vi) payment or declaration of any distribution of cash or any other asset, in the nature of a dividend, in redemption or as the purchase price of any of the Company's securities or in discharge or cancellation, in whole or in part, of any indebtedness owing to its interestholders, or any purchase, redemption, retirement, sale, issuance or other acquisition of any interest, notes or other securities; or

                      (vii) alteration in the manner of keeping the Company's books, accounts or records, or in the accounting practices therein reflected.

               (o) LABOR MATTERS; BENEFIT PLANS. Schedule 2.1(o) hereto contains a true and correct list of the names of all managers of the Company. The Company does not now have, nor has the Company had at any time, (i) any employees, (ii) any Employee Benefit Plan, as that term is defined in Section 3(3) of ERISA;
(iii) any Employee Pension Benefit Plan, as that term is defined in Section 3(2) of ERISA; or (iv) any other health or benefit plan for employees of any kind.

               (p) INSURANCE. Schedule 2.1(p) hereto lists all insurance policies presently covering the Company, including policies held by the Company and policies held by third parties under which the Company is a named insured. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Neither the Sellers nor the Company have received any notification that material changes are required in the conduct of the Business as a condition to the continuation of coverage or renewal of any such policy. The Sellers have heretofore made available to Buyer true and complete copies of all such policies.

               (q) BANKING RELATIONSHIPS. Schedule 2.1(q) hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom. At the Closing, copies of all records, including all signatures or authorization cards, pertaining to such safe deposit boxes and bank accounts will be in the possession of the Company.

               (r) ABSENCE OF CERTAIN COMMERCIAL PRACTICES. The Company has not, and no interestholder, manager, member, agent or other person acting on behalf of the Company has, (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is in a position to help or hinder the Company or assist the Company in connection with any proposed transaction, which gift or similar benefit, if not continued in the future, might materially and adversely affect the Business or the Company; or (ii) used any funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Securities Exchange Act of 1934, as amended. The Company has not, and no interestholder, manager, member or, to the best of the Sellers' knowledge, no agent, or other person acting on behalf of the Company has, accepted or received any unlawful contributions, payments, gifts, or expenditures.

               (s) RELATED PARTIES. Except as set forth in Schedule 2.1(s) hereto, there is not currently, nor in the last five years has there been, any transactions in excess of an aggregate of $10,000 between the Company and any manager, member or interestholder of the Company, or any of their respective relatives or affiliates, or any payment (however characterized) by the Company to any such related party or by any such related party to the Company.

               (t) NO MISREPRESENTATIONS. No representation, warranty or statement made, or information provided, by the Company or the Sellers in this Agreement or in any other document or instrument furnished or to be furnished by or on behalf of the Company or the Sellers pursuant hereto or as contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

               (u) TAXES. The Company has filed all tax returns required to have been filed by the Company as of the date hereof and has paid all federal, state, local, foreign or other tax assessments or other governmental charges, including, without limitation, any income, estimated income, gross income, gross receipts, business, occupation, franchise, property, ad valorem, sale or use, employment or withholding, social security or unemployment, backup withholding, excise, severance, value added, premiums, intangibles, unitary, capital gain, prohibited transactions, excess profits, transfer and all other taxes, including interest, penalties and additions thereon (collectively, "Taxes") due to any taxing authority with respect to all periods prior to the date hereof, except as contested in good faith and for which the Company has made adequate reserves on the Interim Balance Sheet. All such returns were true and correct in all material respects as of the date on which they were filed. Except as set forth on Schedule 2.1(u) hereto:

                      (i) No such return contains, or will contain a disclosure statement under Section 6662 of the Code or any similar provision of state, local or foreign law;

                      (ii) The Company has not received written notice that the Internal Revenue Service ("IRS") or any other taxing authority has asserted against the Company any deficiency or claim for additional Taxes in connection therewith;

                      (iii) All Tax deficiencies asserted or assessed against the Company have been paid or finally settled;

                      (iv) There is no pending or threatened action, audit, proceeding, or investigation with respect to (A) the assessment or collection of Taxes; or (B) a claim for refund made by the Company with respect to Taxes previously paid;

                      (v) All amounts that are required to be collected or withheld by the Company with respect to Taxes of the Company have been duly collected or withheld. All such amounts that are required to be remitted to any taxing authority have been duly remitted;

                      (vi) All federal, state, local and foreign income tax returns of the Company since the date of its organization, but additional Taxes, if any, resulting from such examinations will not have a material adverse effect on the Business or the Company taken as a whole;

                      (vii) The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment filing of, any Tax;

                      (viii) The provisions for Taxes currently payable on the Interim Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company , whether or not disputed.

                      (ix) Since the date of the Interim Balance Sheet, the Company has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date;

                      (x) None of the income recognized, for federal, state, local or foreign income tax purposes, by the Company during the period commencing on the date hereof and ending on the Closing Date will (A) be derived other than in the ordinary course of business or (B) arise from transactions of a type not reflected on the relevant return for the taxable period ending on the day immediately preceding the Closing Date;

                      (xi) No consent has been filed under Section 341(f) of the Code with respect to the Company;

                      (xii) The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

                      (xiii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method that would be applicable to the Company;

                      (xiv) None of the assets of the Company constitutes property which is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code;

                      (xv) None of the assets of the Company secure any debt, the interest on which is tax exempt under Section 103 of the Code;

                      (xvi) None of the assets of the Company are "tax exempt used property" within the meaning of Section 168(h) of the Code;

                      (xvii) The Company is not a party to, is bound by, or has any obligation under, any tax sharing or similar agreement or arrangement; or

                      (xviii)The Company is and has been treated as a partnership for income tax purposes since the date of its organization.

        2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Sellers, as of the date of this Agreement, as follows:

               (a) ORGANIZATION OF BUYER; AUTHORIZATION. DDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska, with full corporate power and authority to execute and deliver this agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, but not limited to, approval by the Board of Directors) of DDI and this Agreement constitutes a valid and binding obligation of DDI, enforceable against it in accordance with its terms.

               (b) NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by DDI will (i) violate any provision of the charter or bylaws of DDI, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which DDI is party or (iii) violate any material statute, law, regulation or rule or any judgment, decree or order of any court or other governmental authority applicable to DDI.

               (c) LITIGATION. There is no action, suit or proceeding by or before any court or governmental authority pending or, to the knowledge of DDI, threatened against DDI which challenges the validity of this Agreement or any action taken or to be taken by DDI pursuant to this Agreement or in connection with the transactions contemplated hereby.

               (d) NO BROKERS OR FINDERS. Neither DDI nor any of its affiliates, officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby.

               (e) CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration by DDI with, any governmental authority or other third party is required in connection with the execution, delivery and performance by DDI of this Agreement or the consummation of the transactions contemplated hereby, other than state or local laws and regulations, with which the DDI will have complied with on or prior to the Closing Date.

               (f) NO MISREPRESENTATIONS. No representation, warranty or statement made, or information provided, by DDI in this Agreement or in any other document or instrument furnished or to be furnished by or on behalf of DDI pursuant hereto or as contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

                         ARTICLE 3 - COVENANTS AND OTHER
                            AGREEMENTS OF THE PARTIES

        3.1 CONDUCT OF BUSINESS. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of DDI, from the date hereof through the Closing, the Sellers will cause the Company to: (a) operate the Business only in the ordinary course, consistent with past practice; (b) use its best efforts to preserve intact its business organizations; (c) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Business or the Company; and (d) use its best efforts to maintain its relationships with its lenders, suppliers, customers, licensors and licensees and others having business dealings with the Business. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of DDI, from the date hereof through the Closing, the Sellers will not permit the Company to:

                      (i) borrow any funds or otherwise become subject to, whether directly or by way of guaranty or otherwise, any indebtedness for borrowed money;

                      (ii) sell, lease, license or otherwise dispose of any of the assets of the Company, except in the ordinary course of business and consistent with past practice;

                      (iii) create, or permit to be created, any Encumbrance upon any of the assets of the Company, except (A) liens for Taxes not due; (B) purchase money security interests; and (C) mechanics' liens being disputed by the Company in good faith;

                      (iv) alter the manner of keeping its books, accounts or records or the accounting practices therein reflected;

                      (v) enter into any agreement or commitment having a term in excess of one year;

                      (vi) cancel any debts or waive any claims or rights of substantial value; or

                      (vii) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

        3.2 DILIGENCE IN PURSUIT OF CONDITIONS PRECEDENT. Buyer and the Sellers shall each exercise all reasonable diligence to fulfill their respective obligations hereunder and shall cooperate fully with the other Party in regard to same to accomplish the Closing. The Sellers shall use their best efforts to obtain all necessary third-party consents to the consummation of the transactions contemplated hereby, including, without limitation, any consents required under or in connection with any of the Contracts, required permits or licenses or any other documents by reason of the change in control of the Company affected by the sale of the Interests to Buyer, by operation of law, or otherwise. In the event that the Sellers are unable to obtain any such consent, the Sellers shall attempt on or prior to Closing to make alternative arrangements reasonably acceptable to Buyer to afford Buyer the benefit of any such Contract, permit or license or the equivalent thereof; provided, however, that Buyer shall not be obligated to assume the Company's obligations under any Contract unless and until the consent to its assignment has been obtained.

        3.3 ACCESS TO INFORMATION. Prior to the Closing Date, upon reasonable prior notice and during normal working hours, the Sellers shall cause the Company to, subject to such limitations or procedures as may be necessary to protect or preserve the attorney-client privilege or the work product doctrine,
(a) give Buyer and its authorized representatives reasonable access to the Company Facilities and to the books and records of the Company; (b) permit Buyer and all such persons to make such inspections as they may reasonably request; and (c) cause its managers to furnish Buyer and all such persons with such financial and operating data and other information with respect to the Business or the Company as Buyer may from time to time reasonably request. Buyer's actions under this Section 3.3 shall be conducted with the consent of the Sellers (which shall not be unreasonably withheld) and in such a manner as not to interfere unreasonably with the operations or commercial relationships of the Company.

        3.4 NO SOLICITATION. Between the date hereof and the earlier to occur of the Closing Date or the termination of this Agreement, neither the Company, the Sellers nor any of their affiliates, managers, members, representatives or agents shall solicit, encourage (including by way of furnishing any non-public information concerning all or a portion of Business or the Company) or consider any other acquisition proposal. As used in this Section 3.4, the phrase "acquisition proposal" shall mean a proposal for the acquisition of the Company, all or a portion of the Business, all or a portion of the Interests, or all or a substantial portion of the assets of the Company.

        3.5 NON-COMPETITION AGREEMENT. Chris Moore, Melody Moore and Norman Moeder will each execute and deliver to Buyer a Non-Competition Agreement, substantially in the form of EXHIBIT A attached hereto.

        3.6 FURTHER ASSURANCES. At any time or from time to time after the Closing, the Sellers shall, at the request of Buyer or Buyer's counsel, execute and deliver any further instruments or documents and take all such further action as Buyer or Buyer's counsel may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

        3.7 TAX ELECTIONS. Each Party agrees that it will not make any election pursuant to the Code which would have the effect of increasing the amount of tax owed by the other Party as a result of the transactions contemplated herein, unless such Party shall make provision to pay such additional amount of tax, and any tax thereon, which may be applicable.

        3.8 WAIVER OF RIGHT OF FIRST REFUSAL. Each of the Sellers unconditionally, on their own behalf as holders of Interests in the Company and on behalf of the Company, hereby waives any right to notice and first purchase contained in Section 4.3 of the Operating Agreement of the Company, and such waiver shall be deemed to satisfy the written consent and filing requirements contained in Section 4.3 of the Operating Agreement of the Company.

                        ARTICLE 4 - CONDITIONS TO CLOSING

        4.1 GENERAL CONDITIONS. The obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to (i) termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, if applicable; (ii) there being no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order having been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby, and (iii) no litigation or governmental proceeding seeking such an order shall be pending or threatened.

        4.2 CONDITIONS TO THE SELLERS' OBLIGATIONS. The Sellers' obligations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions, any of which may be waived by the Sellers in their sole discretion:

               (a) BUYER'S PERFORMANCE. Buyer shall have performed, in all material respects, the obligations required under this Agreement to be performed by it on or prior to the Closing Date.

               (b) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained herein shall be true and correct, in all material respects, at and as of the Closing Date, as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties and except as otherwise contemplated by this Agreement, and a certificate of Buyer to such effect, substantially in the form attached hereto as EXHIBIT D, shall be delivered at Closing.

               (c) PAYMENTS. The Sellers shall have received from Buyer the Purchase Price as provided in Section 1.3.

               (d) OPINION OF COUNSEL OF DDI. The Sellers shall have received an opinion of Gibson, Dunn & Crutcher LLP dated as of the Closing Date, which opinion shall cover matters customarily addressed in similar transactions and shall be in form and substance reasonably satisfactory to counsel for the Sellers.

        4.3 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions, any of which may be waived by Buyer in its sole discretion:

               (a) THE SELLERS' PERFORMANCE. The Seller shall have performed, in all material respects, the obligations required under this Agreement to be performed by them on or prior to the Closing.

               (b) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Sellers contained herein shall be true and correct, in all material respects, at and as of the Closing Date as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties and except as otherwise contemplated by this Agreement, and a certificate of the Sellers to such effect, substantially in the form of EXHIBIT B, attached hereto, shall be delivered at Closing.

               (c) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred between the date hereof and the Closing Date any material adverse change in the operations, condition (financial or otherwise), prospects or affairs of the Company, the Business or any portion thereof.

               (d) APPROVALS AND CONSENTS. The Sellers shall have received all necessary consents, approvals and authorizations, and achieved satisfaction of any third party requirements, as are necessary to consummate the transactions contemplated hereby. In addition, Buyer shall have received any consents or approvals necessary in order to consummate the transactions contemplated hereby pursuant to any indenture, credit agreement or other material agreement pursuant to which Buyer is bound.

               (e) OPINION OF COUNSEL OF THE SELLERS. Buyer shall have received an opinion of Stinson, Lasswell & Wilson, L.C., or such other counsel as may be acceptable to Buyer, dated as of the Closing Date, substantially in the form of EXHIBIT C, attached hereto, which opinion shall cover matters customarily addressed in similar transactions and shall be in form and substance reasonably satisfactory to counsel for Buyer and shall expressly permit parties providing financing to Buyer to rely upon its contents to the same extent as if such opinion were addressed and delivered separately to such financing sources.

               (f) DUE DILIGENCE. Buyer shall have completed its business, financial, legal and other due diligence (including, without limitation, any environmental inspections and review of agreements and/or other documents or circumstances referred to in the Schedules hereto) to its reasonable satisfaction on or before the Closing Date.

               (g) NON-COMPETITION AGREEMENT. Moore Labels shall have received from Chris Moore, Melody Moore and Norman Moeder executed Non-Competition Agreements, substantially in the form of EXHIBIT A attached hereto.

               (h) ASSIGNMENTS. Buyer shall have received from the Sellers the Assignments.

               (i) CONSUMMATION OF THE STOCK PURCHASE AGREEMENT. Buyer shall have received from the Stockholders an executed Stock Purchase Agreement and the transactions contemplated thereunder shall have been consummated.

                             ARTICLE 5 - TERMINATION

        5.1 TERMINATION. This Agreement may be terminated prior to Closing as follows:

               (a) at the election of the Sellers, if any one or more of the conditions precedent to their obligation to close contained in Section 4.1 or
4.2 above have not been fulfilled, through no fault of the Sellers, on or before August 31, 1997, which date may in all events be extended by mutual written agreement of the Sellers and Buyer;

               (b) at the election of Buyer, if any one or more of the conditions precedent to its obligation to close contained in Section 4.1 or 4.3 have not been fulfilled, through no fault of Buyer, on or before August 31, 1997 which date may in all events be extended by mutual written agreement of the Sellers and Buyer; or

               (c) at any time on or prior to the Closing Date by mutual written consent of the Sellers and Buyer.

        5.2 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 5.1, this Agreement shall terminate without any liability or further obligation of either Party to the other, except for Sections 8.4 and 8.7 which shall survive such termination. Notwithstanding the foregoing, any termination pursuant to Section 5.1 shall not relieve either Party of liability for any failure to perform or comply with any covenant or other agreement contained in this Agreement prior to the date of termination or any misrepresentation or breach of warranty, or constitute a waiver of any claim with respect thereto.

                     ARTICLE 6 - INDEMNIFICATION AND CLAIMS

        6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement or in any ancillary document shall survive the Closing Date for a period of three years following the Closing Date (except for (a) the representations and warranties set forth in Sections 2.1(a), 2.1(b), 2.1(c) and 2.1(d), which representations and warranties shall survive indefinitely without limitation;
(b) the representations and warranties set forth in Section 2.1(l), which shall survive for a period of five years following the Closing Date; and (c) the representations and warranties with respect to Taxes, which shall survive until all applicable statutes of limitation (including any extensions thereof) have expired) and shall thereupon expire together with any right to indemnification for breach thereof. The limitations set forth above regarding the survival of claims for breach of representations and warranties shall not apply to any claims arising out of fraud, willful misconduct or gross negligence in the making of the representations and warranties set forth herein.

        6.2 INDEMNIFICATION BY THE SELLERS. Subject to the limitations contained in Section 6.5 below, from and after the Closing Date, each of the Sellers, jointly and severally, and their respective successors and assigns (such entities being collectively hereinafter referred to for purposes of this Article 6 as "the Sellers") shall defend, indemnify and hold Buyer, the Company and their respective successors and assigns harmless to the extent provided in this
Article 6 from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses contingent or otherwise, matured or unmatured, of any nature whatsoever (including reasonable attorneys' fees) ("Losses"), together with interest on cash disbursements in respect thereof at an annual rate of interest equal to 10% per annum based on actual days elapsed from the date such cash disbursements are made until the date Buyer or the Company is indemnified therefor, resulting from or arising out of the following:

               (a) any Losses (irrespective of whether such liabilities arise out of a breach of any representation or warranty contained herein) arising, directly or indirectly, from:

                      (i) Any liability or obligation (absolute, matured, unmatured, contingent or otherwise) of the Sellers or the Company arising out of (A) any pending or threatened Proceeding that is pending or threatened as of the Closing Date; or (B) any negligent, reckless or unlawful action or inaction of the Sellers or the Company prior to the Closing Date (whether based on contract, tort, common law or otherwise) except to the extent such liability or obligation is reflected on the Interim Balance Sheet and arose in the ordinary course of business (it being understood that to the extent any liability of Buyer results from the combined effect or duration of actions or inactions on the part of each of the Company, the Sellers and Buyer, the apportionment of such liability shall be determined pursuant to equitable principles of contribution);

                      (ii) Any liabilities or obligations arising out of defects in, or damages to persons or property arising out of defects in products manufactured or sold by the Company on or prior to the Closing Date which are not specifically reflected on the Interim Balance Sheet; and

                      (iii) Any liabilities or obligations of the Company existing on the Closing Date which should have been accrued on the Interim Balance Sheet in accordance with the Company's past accounting practices but which were not so accrued;

               (b) any breach of any representation or warranty of the Sellers contained in this Agreement; or

               (c) any non-performance, partial or total, of any covenant or agreement of the Sellers contained in this Agreement.

        Other than a claim by a third party, which shall be subject to the procedures in Section 6.6, if Buyer incurs any Loss, liability or deficiency which it believes is subject to indemnity under this section, Buyer shall give the Sellers written notice of its claim for indemnity, and the Sellers shall have thirty (30) days to respond in writing objecting to such claim. If the Sellers do not object to the claim, the Sellers shall pay the liability or deficiency claimed by Buyer within thirty (30) days from the date of Buyer's written notice. If the Sellers object to the claim, the dispute shall be resolved in the manner contemplated by Section 8.11 below.

        6.3 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify and hold the Sellers harmless to the extent provided in this
Article 6 from and against any and all Losses, together with interest on cash disbursements in respect thereof at an annual rate of interest equal to 10% per annum based on actual days elapsed from the date such cash disbursements are made until the date the Sellers are indemnified therefor, resulting from or arising out of the following:

               (a) any breach of any representation or warranty of Buyer contained in this Agreement; or

               (b) any non-performance, partial or total, of any covenant, obligation or agreement of Buyer contained herein.

        Any such liability, deficiency or indemnity shall be paid by Buyer and its successors or assigns within thirty (30) days from the date the Sellers notify Buyer or its successors or assigns that they have incurred or has become subject to the referenced liability or deficiency and provides Buyer with documentation demonstrating that the Sellers have incurred such liability or deficiency; provided, however, that any dispute arising in connection with the foregoing shall be resolved in the manner contemplated by Section 8.11 below.

        6.4 ENVIRONMENTAL MATTERS.

               (a) In addition to the provisions of Section 6.2, each of the Sellers, jointly and severally, shall defend, indemnify and hold harmless Buyer, and shall reimburse Buyer for, any Losses (including, but not limited to, costs of investigation, Cleanup (as defined in Section 6.4(a)(i)) or other remediation and reasonable attorney fees) arising from or in connection with:

                      (i) (A) any cleanup, removal, containment, monitoring or other remediation (collectively, "Cleanup") required by applicable Environmental Law or (B) or any bodily injury (including, but not limited to, sickness, disease or death), personal injury, property damage (including, but not limited to, trespass, nuisance, wrongful eviction or deprivation of the use of real property) or other damage ("Non-Cleanup Injury") arising from, any Environmental Condition existing on or prior to the Closing Date or any

        Hazardous Material that was (1) generated, used, stored, treated, released, discharged, disposed of, transported or arranged by contract, agreement or otherwise to be stored, treated, released, discharged, disposed of, or transported (collectively, "Generated") by the Company on or prior to the Closing Date; (2) present on any Company Facility if such Hazardous Material emanated from any Company Facility or other property on or before the Closing Date; (3) present on any other property if such Hazardous Material was Generated by the Company on or prior to the Closing Date and emanated from any Company Facility; or (4) present on any other property if such Hazardous Material was Generated by the Company on or prior to the Closing Date and emanated from any other property; and

                      (ii) any failure by the Company or its agents, representatives, managers, members, interestholders, controlling persons or affiliates to comply at any time prior to the Closing Date with any Environmental Law.

               (b) In addition to the provisions of Section 6.3, Buyer shall defend, indemnify and hold harmless the Sellers, and shall reimburse the Sellers for, any Losses (including, but not limited to, costs of investigation, Cleanup or other remediation and reasonable attorney fees) arising from or in connection with:

                      (i) (A) any Cleanup required by applicable Environmental Law or (B) or any Non-Cleanup Injury arising from, any Hazardous Material that was (1) Generated by the Company after the Closing Date;
        (2) present on any Company Facility if such Hazardous Material was Generated by the Company after the Closing Date and emanated from any Company Facility or other property after the Closing Date ; (3) present on any other property if such Hazardous Material was Generated by the Company after the Closing Date and emanated from any Company Facility after the Closing Date; or (4) present on any other property after the Closing Date if such Hazardous Material was Generated by the Company after the Closing Date and emanated from any other property after the Closing Date; and

                      (ii) any failure by Buyer or its agents, representatives, employees, officers, directors, shareholders, controlling persons or affiliates to comply at any time after the Closing Date with any Environmental Law relating to the Company.

               (c) The indemnified Party shall give the indemnifying Party written notice within 30 days of the indemnified Party's knowledge of any investigation, proceeding, liability or deficiency which the indemnified Party believes will be subject to indemnity under this section. The indemnifying Party shall have the right to participate in any Cleanup and related proceedings. Any dispute shall be resolved in the manner contemplated by Section 8.11 below.

        6.5 LIMITATION ON INDEMNIFICATION. (a) Neither the Sellers, Buyer nor any of their respective affiliates, directors, officers, managers, members, employees or agents shall be entitled to make any claim for indemnification under this Article 6 with respect to any breach of any particular representation or warranty contained herein, after the date on which such representation and warranty ceases to survive pursuant to Section 6.1; provided, however, that, if prior to the close of business on the date any representation or warranty ceases to survive, the indemnifying party shall have received written notification of a claim for indemnity hereunder specifying in reasonable detail the basis of any such claim, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue as a basis for indemnity until it is finally resolved or disposed of, subject to applicable statutes of limitation.

               (b) Other than Losses resulting from, or arising out of,
Section 6.2(a)(i), Section 6.4 or by reason of a breach of the representations set forth in Sections 2.1(a), (b), (c) or (d) (collectively, the "Excluded Items"), the Excluded Items, the Sellers' responsibility for Losses resulting from, or arising out of, facts or circumstances not disclosed to Buyer in this Agreement (including the Schedules attached hereto) shall be limited to a dollar amount equal to the Purchase Price (the "Cap"), provided, further, that the Cap shall not apply to any Losses which Buyer may suffer or incur by reason of fraud or willful misconduct on the part of the Sellers.

               (c) Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Section 6.5 shall not apply to
Article 7.

        6.6 THIRD PARTY CLAIMS. If a claim by a third party is made against an indemnified Party, and if such indemnified Party intends to seek indemnity with respect thereto hereunder, the indemnified Party shall promptly (and in any case within 30 days of such claim being made and within the period provided in
Section 6.5, if applicable) notify the indemnifying Party of such claim. The indemnifying Party shall have 60 days after receipt of such notice to, without reserving any rights, undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified Party shall cooperate with it in connection therewith; provided that
(a) the indemnified Party may take any action necessary to preserve any rights or defenses in connection with a claim prior to the indemnifying Party undertaking the defense thereof; (b) after undertaking the settlement or defense of a claim, the indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided the fees and expenses of such counsel shall be borne by the indemnified Party and (c) the indemnifying Party shall promptly reimburse the indemnified Party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified Party within the limits of this Article 6, including any expenses and attorney fees relating to the defense of the claim prior to the indemnifying Party undertaking the settlement or defense thereof (except for expenses contemplated by clause (b) preceding); and
(d) that any such settlement or defense by the Sellers shall be subject to approval by Buyer, which approval shall not be unreasonably withheld. So long as the indemnifying Party is reasonably contesting any such claim in good faith, the indemnified Party shall not pay or settle any such claim. Notwithstanding any of the foregoing, the indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying Party. Subject to the limitations set forth in Section 6.5, if the indemnifying Party does not notify the indemnified Party within 60 days after the receipt of the indemnified Party's notice of claim of indemnity hereunder that it elects to undertake the settlement or defense thereof, the indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking account of costs and expenditures) at the expense of the indemnifying Party.

                                ARTICLE 7 - TAXES

        7.1    TAX INDEMNITY.

               (a) For purposes of this Article 7, the term "Tax Indemnitee" shall mean and include Buyer and any corporation or other entity which is, directly or indirectly, controlled by Buyer, or any successor in interest to, or transferee of, Buyer, as the case may be, as determined from time to time, including, without limitation, the Company and any successor in interest to, or transferee of, the Company.

               (b) Notwithstanding Article 6, each of the Sellers shall, jointly and severally, indemnify and hold harmless each Tax Indemnitee on an after-tax basis from and against the payment of all Taxes and any Losses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) arising out of or incident to the imposition of any Tax:

                      (i) for which liability is or shall be incurred by an affiliated group (as defined in Section 1504(a) of the Code as in effect during the relevant period) of which the Company or any predecessor in interest has been a member at any time prior to the Closing Date;

                      (ii) for which liability is or shall be incurred by the Company or any predecessor in interest with respect to any taxable year or period beginning prior to the Closing Date;

                      (iii) resulting from the breach of any representation or warranty of the Sellers contained in Section 2.1(u) hereof; or

                      (iv) triggered or resulting from the transactions contemplated by this Agreement;

provided, however, that for purposes of computing the amount of the Tax liability subject to indemnification pursuant to paragraph (ii) of this subsection (b), any such taxable year or other period that ends after the Closing Date shall be deemed to end at the close of business on the Closing Date.

               (c) The Company shall cause to be prepared all returns which are in respect of the Taxes of the Company or any predecessor in interest for taxable years or periods ending on or prior to the Closing Date but which are due to be filed (taking into account any applicable extensions of time for filing) after the Closing Date. In preparing such returns, the Company shall exercise its judgment relating to the determination of the timing of items of income and deduction in good faith and in a means consistent with prior practice. In the case of any such return, (i) the Sellers, upon proper notification and satisfactory documentation of the amount of Tax due with respect to the return in question, shall pay to the Company within three (3) days of demand by the

Company the amount of Tax due to the extent that the Tax due exceeds the amount of any accrual on the Closing Balance Sheet for such Tax due; or (ii) Buyer, upon proper notification and satisfactory documentation of the amount of Tax due with respect to the return in question, shall pay to the Sellers, within three
(3) days of demand by the Sellers, the amount of Tax due to the extent that the Tax due is less than the amount of any accrual on the Closing Balance Sheet for such Tax due.

               (d) The Tax Indemnitee and the Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any entity with which it is consolidated or combined for any Tax purposes. In the event a written claim shall be made by any governmental authority which, if successful, would result in an obligation on the part of any of the Sellers to indemnify any Tax Indemnitee pursuant to this section, the Tax Indemnitee shall within ten (10) days of receipt of such claim give notice to the Sellers of the same in writing specifying in reasonable detail the basis of such claim, action or suit and the facts pertaining thereto, and shall not make payment of the Tax claimed for at least thirty (30) days after the giving of such notice. If any of the Sellers wishes to contest such claim, the Sellers shall have the right to control and make all decisions regarding such audit or contest, including selection of a forum for contest, and the Tax Indemnitee agrees that in such event it shall execute, deliver and file a power of attorney naming the Sellers and its counsel or appropriate agent as attorneys-in-fact for such audit or contest and such other instruments or documents as may be reasonably requested by any the Sellers to carry out the provisions of this paragraph; provided, however, that without the consent of Buyer, the Sellers shall not settle or otherwise compromise any such audit or contest if it would have the effect of materially increasing the Company's liability for Taxes for any taxable period after the Closing Date.

        7.2 PURCHASE PRICE ADJUSTMENT. Any indemnification payments made pursuant to this Article 7 shall be treated by the Parties as a Purchase Price adjustment unless determined otherwise in a final determination as defined in
Section 1313 of the Code.

        7.3 SURVIVAL. All indemnifications, covenants, agreements, representations and warranties relating to Taxes contained in this Agreement shall survive until all applicable statutes of limitations (including extensions thereof) have expired with respect to each taxable period or item that is the subject of such indemnification, covenant, agreement, representation or warranty.

                         ARTICLE 8 - GENERAL PROVISIONS

        8.1 NOTICES. Any notice, request or other communication required or allowed under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, under circumstances in which such guaranty is applicable, or (c) on the earlier of delivery or three business days after mailing by United States certified mail, postage and fees prepaid, to the appropriate Party at the address set forth below or to such other address as the Party so notifies the other in writing. Any notice may also be sent by telecopier, but shall be deemed to have been given when delivered by one of the methods listed above.

As to Buyer:
By Personal Delivery, Courier                Moore Labels, Inc.
or Certified Mail to:                        c/o Data Documents, Inc.
                                             4205 South 96th Street
                                             Omaha, Nebraska  68127
                                             Attention:  Mr. Walter J. Kearns

By Telecopier Transmission:                  (402) 339-0485 accompanied by telephonic
                                             confirmation of transmission to (402) 339-0900

With a Copy to:                              Gibson, Dunn & Crutcher LLP
By Personal Delivery, Courier                2029 Century Park East
or Certified Mail to:                        Suite 4000
                                             Los Angeles, CA  90067
                                             Attention:  Kenneth M. Doran, Esq.

By Telecopier Transmission:                  (310) 551-8741 accompanied by telephonic
                                             confirmation of transmission to (310) 557-8127

As to the Sellers:
If to Chris Moore or Melody Moore, by        Christopher C. and Melody J. Moore
Personal Delivery, Courier or Certified      2534 North Lake Ridge Court
Mail to:                                     Wichita, Kansas 67205

By Telecopier Transmission:                  (316) 721-3486 accompanied by telephonic
                                             confirmation of transmission to (316) 721-3486

If to Norman Moeder, by Personal Delivery,   Mr. Norman A. Moeder
Courier or Certified Mail to:                11224 Lydia
                                             Wichita, Kansas  67209

By Telecopier Transmission:                  (316) 729-0859 accompanied by telephonic
                                             confirmation of transmission to (316) 729-0859

With a copy to:                              Stinson, Lasswell & Wilson, L.C.
By Personal Delivery, Courier or Certified   300 West Douglas, Suite 430
Mail to:                                     Wichita, Kansas 67202
                                             Attention:  David K. Holmes, Esq.

By Telecopier Transmission:                  (316) 264-3791 accompanied by telephonic
                                             confirmation of transmission to (316) 264-9137

        8.2 ENTIRE AGREEMENT; INCORPORATION; SUBSEQUENT MODIFICATIONS. This Agreement, together with all Exhibits and Schedules attached hereto, contain the entire agreement between the Parties and supersede all prior oral or written agreements between the Parties with respect to the subject matter hereof, and no Party shall be liable or bound to the other in any manner by any warranties, representations, covenants or agreements except as specifically set forth herein or expressly required to be made pursuant hereto. No modification of this Agreement shall be effective unless set forth in writing and signed by all of the Parties hereto.

        8.3 ASSIGNMENT; BINDING EFFECT; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by any of the Parties hereto; provided, however, that (a) DDI may assign this Agreement to any direct or indirect wholly owned subsidiary, (b) DDI may assign to its lenders all or any portion of its rights under this Agreement (including, without limitation, its rights to indemnification pursuant to Articles 6 or 7 hereof) and (c) should DDI sell, transfer, convey, pledge or encumber all or any portion of the assets or securities purchased hereunder, DDI may assign rights under this Agreement (including all or part of its rights to indemnification pursuant to Articles 6 or 7 hereof) appurtenant to such assets or securities without the prior consent of the Sellers. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties.

        8.4 EXPENSES OF SALE. Each Party shall bear its own direct and indirect costs and expenses incurred in connection with the negotiation and preparation of this Agreement, including the execution, delivery and performance of that certain Letter of Intent dated May 22, 1997, and the consummation and performance of the transactions contemplated hereby; provided, however, that in the event the transactions contemplated hereby are consummated, the expenses incurred by the Company will be paid by the Company and the Purchase Price will be reduced on a corresponding dollar for dollar basis.

        8.5 KNOWLEDGE. Certain of the representations and warranties are made "to the best knowledge" or "to the knowledge." The Parties hereto agree that the meaning of such expression shall in all cases be understood as comprising actual knowledge and belief of the Party making such representations and warranties or any officer, director, manager or employee of such Party after inquiry of such Party's employees and representatives and review of such Party's files, books and records.

        8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and such fully executed copies shall be considered an original which together shall constitute one Agreement.

        8.7 INTERPRETATION AND GOVERNING LAW. This Agreement shall be construed as though prepared by both Parties hereto. Captions at the beginning of each section and each subsection are solely for the convenience of the Parties and shall not modify the text of this Agreement. This Agreement shall be construed and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

        8.8 SEVERABILITY. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable after all appeals have either been exhausted or the time for any appeals to be taken has expired, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        8.9 REFERENCE TO DAYS. All references to days shall be calendar days unless otherwise expressly stated. When the last day prescribed for performing an act falls on Saturday, Sunday or a legal holiday, the performance of such act shall be considered timely if it is performed on the next succeeding day which is not a Saturday, Sunday or legal holiday.

        8.10 PRESS RELEASE. Except as provided below, prior to the Closing, the Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and neither Party shall issue any such press release nor make any such public statement without the prior written consent of the other Party, except as may be required by law.

        8.11 DISPUTE RESOLUTION. To the fullest extent permitted by applicable law, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution of this Agreement, including any claim based on contract, tort or statute, shall be determined, at the request of any Party, by arbitration conducted in Omaha, Nebraska in accordance with and to the extent permitted by the Rules for Commercial Arbitration of the American Arbitration Association (the "AAA"), as amended and in effect on the date the demand for such arbitration is filed with the AAA. The arbitrator shall set forth his determination in writing (which shall be sent to each party to such arbitration) and shall enumerate in reasonable detail the basis of his determination. To the fullest extent permitted by applicable law, any judgment or award rendered by the arbitrator will be final, conclusive and binding. Judgment may be entered on any final arbitration award by any federal or state court or any other court having jurisdiction thereof. The pendency of any arbitration under this Section 8.11 shall not relieve any Party of its obligations under this Agreement. To the fullest extent permitted by applicable law, any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 8.11 shall be determined by the arbitrator. To the fullest extent permitted by applicable law, if any Party hereto shall resort to legal proceedings for injunctive or any other similar relief pending the outcome of any such arbitration proceeding or prior to the initiation thereof, such Party shall not be deemed to have waived its rights to cause such matter or any other matter to be referred to arbitration pursuant to this Section 8.11. The arbitrator shall be a retired or former judge of any appellate court or Superior Court of the States of Nebraska, Kansas or Missouri, any United States appellate court or the United States District Court for any Nebraska, Kansas or Missouri district, provided such individual has substantial professional experience with regard to corporate and transactional legal matters. It is intended that this agreement to arbitrate be valid, enforceable and irrevocable. The arbitrator shall have authority in his discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration. In his award, the arbitrator shall allocate, among the Parties to the arbitration all costs of arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the Parties.

        IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed in their respective names individually and by their respective corporate officers or representatives, duly authorized, as of the day and year first above written.

SELLERS:

                                                 /s/
                                 -----------------------------------------------
                                 CHRISTOPHER C. MOORE, an individual

                                                 /s/
                                 -----------------------------------------------
                                 MELODY J. MOORE, an individual

                                                 /s/
                                 -----------------------------------------------
                                 NORMAN A. MOEDER, an individual


BUYER:                           MOORE LABELS, INC.,
                                 a Kansas corporation

                                 By:             /s/
                                    --------------------------------------------
                                    Christopher C. Moore, Chief Executive
                                    Officer

                                 DATA DOCUMENTS, INC.
                                 a Nebraska corporation

                                 By:             /s/
                                    --------------------------------------------
                                    Walter J. Kearns, President and
                                    Chief Executive Officer

        IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed in their respective names individually and by their respective corporate officers or representatives, duly authorized, as of the day and year first above written.

SELLERS:

                                 /s/ Christopher C. Moore
                                 -----------------------------------------------
                                 CHRISTOPHER C. MOORE, an individual

                                 /s/ Melody J. Moore
                                 -----------------------------------------------
                                 MELODY J. MOORE, an individual

                                 /s/ Norman A. Moeder
                                 -----------------------------------------------
                                 NORMAN A. MOEDER, an individual


BUYER:                           MOORE LABELS, INC.,
                                 a Kansas corporation

                                 By: /s/ Christopher C. Moore
                                    --------------------------------------------
                                    Christopher C. Moore, Chief Executive
                                    Officer

                                 DATA DOCUMENTS, INC.
                                 a Nebraska corporation

                                 By: /s/ Walter J. Kearns
                                    Walter J. Kearns, President and
                                    --------------------------------------------
                                    Chief Executive Officer


                                       28